Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report in Amendment No. 1 to the Registration Statement (No. 333-269113) on Form S-4 of Yotta Acquisition Corporation dated June 29, 2022 relating to the financial statements of NaturalShrimp Incorporated for the years ended March 31, 2022 and 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

April 25, 2023